EXHIBIT 99.1

601 Jefferson St. • Houston, Texas 77002

Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Rob Kukla, Jr.
January 26, 2007		Director, Investor Relations
713-753-5082

Heather Browne
Director, Communications
713-753-3775

KBR ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

$0.28 fourth quarter 2006 net income per diluted share

and $1.20 full year 2006 net income per diluted share

HOUSTON, Texas – KBR (NYSE:KBR) announced today that both income from continuing operations and net income in the fourth quarter of 2006 were $43 million, or $0.28 per diluted share. This compares to income from continuing operations of $48 million, or $0.35 per diluted share, in the fourth quarter of 2005. Net income for the fourth quarter of 2005 of $56 million, or $0.41 per diluted share, included income from discontinued operations of $8 million, or $0.06 per diluted share, related to the Production Services Group, which was sold in the second quarter of 2006.

Consolidated revenue in the fourth quarter of 2006 was $2.5 billion, down 8% from the fourth quarter of 2005. This decrease was largely attributable to lower activity on the LogCAP III contract as the customer continued to scale back the construction and procurement activities related to military sites in Iraq.

Consolidated operating income was $121 million in the fourth quarter of 2006 compared to $107 million in the fourth quarter of 2005, a 13% increase. Both segments posted increased operating income driven by improved results in gas monetization projects and the DML shipyard.

“I am pleased to begin a new era for KBR as we expect to complete the separation from Halliburton in the next few months. I look forward to heading the transition of KBR to a public company and am focused on execution of our strategies to enable KBR to build on its leadership position in the engineering and construction business,” said Bill Utt, president and chief executive officer of KBR.

Income from continuing operations for the full year of 2006 was $81 million, or $0.58 per diluted share, which represents a $129 million, or $0.96 per diluted share, decline from the prior year. Net income in 2006 was $168 million, or $1.20 per diluted share, compared to the 2005 net income of $240 million, or $1.76 per diluted share. Net income in 2006 included $87 million after tax, or $0.62 per diluted share, of income from discontinued operations related to the Production Services Group.

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KBR/Page 2

2006 Fourth Quarter Segment Results

Energy and Chemicals operating income was $59 million in the fourth quarter of 2006 compared to operating income of $52 million in the fourth quarter of 2005. Significant contributors to fourth quarter 2006 results were a gas-to-liquids (GTL) project in Qatar, liquefied natural gas projects in Nigeria, Indonesia, and Yemen, and an ammonia plant in Egypt. These increases were partially offset in the fourth quarter 2006 by a $9 million loss for non-billable KBR engineering hours to the Escravos GTL joint venture in Nigeria.

Government and Infrastructure operating income for the fourth quarter of 2006 was $62 million compared to operating income of $55 million in the fourth quarter of 2005. The increase was partially attributable to higher income related to the DML shipyard for progress made on the refueling of a nuclear submarine and an agreement reached regarding contractual terms of another submarine, which was offset partially by a $12 million project loss on an embassy project for the U.S. State Department in Macedonia.

KBR’s Iraq-related work contributed approximately $1.2 billion in revenue in the fourth quarter of 2006 and $47 million of operating income, or a 4.0% margin, before non-operating expenses and taxes.

Management restructuring and corporate organization changes designed to enhance risk awareness and transparency as well as improve future financial performance have resulted in a charge of $5 million in the fourth quarter 2006. This charge covers a reduction in force which was necessary in some areas as the KBR structure is optimized around the workload.

Significant Achievements and Awards

•	KBR announced that it has closed its initial public offering of 32,016,000 shares of common stock at a price of $17.00 per share. The number of shares of common stock issued at closing included 4,176,000 shares for the underwriters’ over-allotment option. KBR received approximately $508 million of proceeds from the offering, net of underwriting fees and estimated expenses.

•	Saudi Kayan has awarded KBR a contract for engineering, procurement and construction management of a 1,350,000 tons per annum Olefins Plant. The plant will be erected at the Saudi Kayan Cracker complex in the Jubail Industrial City, Kingdom of Saudi Arabia.

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KBR/Page 3

KBR is an 81% owned subsidiary of Halliburton Company and a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. We offer our wide range of services through our Energy and Chemicals (E&C) and Government and Infrastructure (G&I) business segments.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations of the company by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences to the company from such proceedings; the enforceability of our indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, performance of fixed-fee projects and the company’s ability to control its costs under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas, protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s final prospectus for its initial public offering dated November 15, 2006, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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KBR, Inc.

Condensed Consolidated Statements of Operations

(Millions of dollars and shares except per share data)

(Unaudited)

	Three Months Ended December 31		Three Months Ended September 30
	2006	2005	2006
Revenue:
Energy and Chemicals	$687	$594	$602
Government and Infrastructure	1,822	2,130	1,837

Total revenue	$2,509	$2,724	$2,439

Operating income :
Energy and Chemicals	$59	$52	$44
Government and Infrastructure	62	55	51

Total operating income(1)	121	107	95

Interest income (expense), net	14	(10)	(1)
Foreign currency gain (loss), net	(2)	7	(5)
Other, net	—	—	2

Income from continuing operations before income taxes and minority interest	133	104	91
Provision for income taxes	(65)	(44)	(60)
Minority interest in net income of subsidiaries	(25)	(12)	(22)

Income from continuing operations	43	48	9
Income (loss) from discontinued operations, net	—	8	(2)

Net income	$43	$56	$7

Basic income (loss) per share:
Continuing operations	$0.28	$0.35	$0.07
Discontinued operations, net	—	0.06	(0.02)

Net income per share	$0.28	$0.41	$0.05

Diluted income (loss) per share:
Continuing operations	$0.28	$0.35	$0.07
Discontinued operations, net	—	0.06	(0.02)

Net income per share	$0.28	$0.41	$0.05

Basic weighted average shares outstanding(2)	152	136	136
Diluted weighted average shares outstanding(2)	152	136	136

(1)	General and administrative expenses included in operating income were $35 million, $20 million, and $32 million for the three months ended December 31, 2006 and 2005 and September 30, 2006, respectively.
(2)	The increase in weighted average shares outstanding from the third quarter to the fourth quarter 2006 related to the initial public offering of shares during November 2006.

See Footnote Table 1 for a list of significant items included in operating income.

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KBR, Inc.

Condensed Consolidated Statements of Operations

(Millions of dollars and shares except per share data)

(Unaudited)

	Years Ended December 31
	2006	2005
Revenue:
Energy and Chemicals	$2,384	$2,010
Government and Infrastructure	7,249	8,136

Total revenue	$9,633	$10,146

Operating income:
Energy and Chemicals	$45	$123
Government and Infrastructure	201	332

Total operating income(1)	$246	$455

Interest expense, net	(10)	(28)
Foreign currency gains (losses), net	(16)	7
Other, net	—	(1)

Income from continuing operations before income taxes and minority interest	220	433
Provision for income taxes	(129)	(182)
Minority interest in net income of subsidiaries	(10)	(41)

Income from continuing operations	81	210
Income from discontinued operations, net	87	30

Net income	$168	$240

Basic income per share:
Continuing operations	$0.58	$1.54
Discontinued operations, net	0.62	0.22

Net income per share	$1.20	$1.76

Diluted income per share:
Continuing operations	$0.58	$1.54
Discontinued operations, net	0.62	0.22

Net income per share	$1.20	$1.76

Basic weighted average shares outstanding(2)	140	136
Diluted weighted average shares outstanding(2)	140	136

(1)	General and administrative expenses included in operating income were $108 million and $85 million for the years ended December 31, 2006 and 2005, respectively.
(2)	The increase in weighted average shares outstanding from the third quarter to the fourth quarter 2006 related to the initial public offering of shares during November 2006.

See Footnote Table 1 for a list of significant items included in operating income.

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KBR, Inc.

Backlog Information (a)

(Millions of dollars)

(Unaudited)

	December 31
	2006	2005
Backlog:
E&C – Gas Monetization Projects (c)	$3,883	$3,651
E&C – Offshore Projects	130	275
E&C – Other	1,700	1,511
G&I – Middle East Operations (e)	3,066	2,139
G&I – DML Shipyard Operations	1,079	1,305
G&I – Other (b)	3,658	1,708

Total backlog for continuing operations (d)	$13,516	$10,589

Note:	Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s percentage ownership of the joint venture’s backlog. In the Energy & Chemicals division, approximately $2.8 billion of the backlog as of December 31, 2006 related to non-wholly owned consolidated projects and approximately $1.6 billion related to projects accounted for under the equity method. As of December 31, 2006, the Government & Infrastructure division’s backlog included approximately $1.2 billion related to non-wholly owned consolidated projects and approximately $2.7 billion related to projects accounted for under the equity method.

(a)	The Government and Infrastructure segment backlog from continuing operations includes backlog attributable to firm orders in the amount of $5.7 billion and $3.4 billion for the years ended December 31, 2006 and 2005, respectively. Government and Infrastructure backlog attributable to unfunded orders was $2.1 billion and $1.8 billion for the years ended December 31, 2006 and 2005, respectively.
(b)	The increase from December 31, 2005 is due primarily to the Allenby and Connaught project awarded in April 2006 of $2.1 billion.
(c)	The increase primarily relates to the Qatar Shell Pearl GTL project, which was awarded in August 2006.
(d)	This amount represents backlog for continuing operations and does not include backlog associated with KBR’s Production Services Group, which were sold in the second quarter of 2006 and are accounted for as discontinued operations. Backlog for the Production Services operations was $1.2 billion as of December 31, 2005.
(e)	The increase from December 31, 2005 primarily relates to Task Order No. 139 under the LogCAP III contract.

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FOOTNOTE TABLE 1

KBR, Inc.

Items included in Operating Income by Operating Segment

(Millions of dollars except per share data)

(Unaudited)

	Three Months Ended December 31, 2006		Three Months Ended December 31, 2005		Three Months Ended September 30, 2006
	Operating Income	After Tax per Share	Operating Income	After Tax per Share	Operating Income	After Tax per Share
Government & Infrastructure:
Railroad impairment charge	$–	$–	$–	$–	$(32)	$(0.24)

	Year Ended December 31, 2006		Year Ended December 31, 2005
	Operating Income	After Tax per Share	Operating Income	After Tax per Share
Government and Infrastructure:
Railroad impairment charge	$(58)	$(0.41)	$–	$–
U.K. road impairment charge	(10)	(0.05)	–	–
Sale of and one-time cash distribution from interest in toll road (a)	–	–	96	0.46

(a)	Of the $96 million, $85 million related to the gain on sale of the toll road in the third quarter of 2005.

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